EXHIBIT 2.(d)

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2019, the registrant had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Table	Title of each class:	Trading Symbol	Name of each exchange on which registered
I	Common shares, without par value	-	New York Stock Exchange*
II	American Depositary Shares (evidenced by American Depositary Receipts), each representing one Common Share	CBD	New York Stock Exchange

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* Not for trading purposes, but only in connection with the trading on the New York Stock Exchange of American Depositary Shares representing those common shares.

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, or the annual report, to which this Exhibit 2.(d) is an exhibit.

I.	Common Shares

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our bylaws and Brazilian corporate law.  This description does not purport to be complete and is qualified by reference to our bylaws (an English translation of which we have filed with the SEC) and to Brazilian corporate law.

A copy of our bylaws is attached to our annual report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information.

 Share Capital

As of December 31, 2019, our subscribed and paid-up capital was represented by 267,997 thousands (266,845 thousands as of December 31, 2018) of registered shares with no par value, of which 99,680 thousands of common shares (99,680 thousands as of December 31, 2018) and 168,317 in thousands of preferred shares (167,165 thousands as of December 31, 2018).

As a result of our migration to the Novo Mercado listing segment of B3, on February 28, 2020, we converted all of our preferred shares into common shares. As of the date of our annual report, our subscribed and paid-up capital is represented by 268,351,567 common shares. For additional information on the conversion of our preferred shares into common shares, see “Item 4. Information on the Company—4A. History and Development of the Company—Recent Changes in our Business—Latin America Corporate Reorganization—Novo Mercado” of our annual report to which this Exhibit 2.(d) is an exhibit.

The Company is authorized to increase its capital stock up to the limit of 400,000 thousand shares, regardless of any amendment to the Company’s Bylaws, upon resolution of the board of directors, which will establish the terms and conditions.

Listing Details

Our preferred shares were traded on B3 under the trading symbol PCAR4 until their conversion into common shares on March 2, 2020. Since then, our common shares, which were already listed in B3 under the

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trading symbol PCAR3, began trading in the Novo Mercado listing segment of the B3. For information on the ownership of our common shares, see “Item 7. Major Shareholders and Related Party Transactions—7A. Major Shareholders” of our annual report to which this exhibit is incorporated.

Our common shares in the form of ADSs are traded on the NYSE under the trading symbol “CBD.” Our ADSs commenced trading on the NYSE in May 1997. As a result of our migration to the Novo Mercado listing segment of the B3 and the conversion of our preferred shares into common shares, since March 5, 2020, each ADS has represented one common share, without par value. The ADSs are evidenced by ADRs issued by JP Morgan Chase Bank, N.A.

Voting Rights

At our shareholders’ meetings, each common share entitles the holder thereof to one vote. Pursuant to our bylaws and our B3 listing agreement in connection with the listing of our common shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights. In addition, our bylaws and the Brazilian corporate law provide that holders of our common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. For information on the payment of dividends and other distributions on our common shares, see “Item 10. Additional Information—10B. Memorandum and Articles of Association—Allocation of Net Profits and Distribution of Dividends—Interest on Shareholders’ Equity” of our annual report to which this Exhibit 2.(d) is an exhibit. In addition, upon our liquidation, holders of our common shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. Holders of our common shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe for new shares as provided by the Brazilian corporate law. For additional information on the preemptive rights, see “Item 10. Additional Information—10B. Memorandum and Articles of Association—Preemptive Rights on Increases in Share Capital” of our annual report to which this Exhibit 2.(d) is an exhibit.

According to the Brazilian corporate law, holders of our common shares that are not controlling shareholders and represent at least 10% of our total voting stock will have the right to elect one member of our board of directors. Only shareholders that can prove that they have held the common shares for at least three continuous months immediately prior to the respective general shareholders’ meeting may exercise such right.

The Brazilian corporate law permits the adoption of cumulative voting upon a request by shareholders representing at least 10% of our voting capital. CVM Instruction No. 282, of June 26, 1998, allows the minimum voting capital percentage required for the adoption of the cumulative vote in publicly held companies to be reduced from 10% to as low as 5% depending on the value of the company’s capital stock. Taking into consideration our current capital stock, shareholders representing 5% of the voting capital may request the adoption of cumulative voting to elect the members of our board of directors.

According to the Brazilian corporate law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;
•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the Company;
•	preemptive rights in the event of the issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian law described under “Item 10. Additional Information—10B. Memorandum and Articles of Association—Preemptive Rights on Increases in Share Capital” of our annual report to which this Exhibit 2.(d) is an exhibit;
•	the right to supervise our management in accordance with the provisions of the Brazilian corporate law; and
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•	the right to withdraw from the Company in the cases specified in the Brazilian corporate law, which are described under “Item 10. Additional Information—10B. Memorandum and Articles of Association—Redemption and Withdrawal Rights” of our annual report to which this Exhibit 2.(d) is an exhibit.

Redemption and Withdrawal Rights

Our common shares are not redeemable. Any of our shareholders who dissent from certain actions taken by our shareholders in a shareholders’ meeting have the right to withdraw from the Company and to receive the value of their common shares. According to the Brazilian corporate law, the withdrawal rights of a dissenting shareholder may be exercised in the event that the shareholders’ meeting approves the following matters:

•	a reduction in the percentage of mandatory dividends;
•	a change in our corporate purposes;
•	the merger of all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company or vice versa;
•	our merger into or with another company, including if we are merged into one of our controlling companies, or are consolidated with another company;
•	our participation in a group of companies as defined under the Brazilian corporate law and subject to the conditions set forth therein;
•	the conversion of the Company to another corporate form; and
•	a spin-off of the Company if it entails (1) a change in our corporate purpose, (2) a reduction in mandatory dividends, or (3) our participation in a group of companies as defined under the Brazilian corporate law.

Withdrawal rights may not be exercised in the event of:

•	the merger of all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company or vice versa;
•	our merger into or with another company, including if we are merged into one of our controlling companies, or are consolidated with another company; and
•	our participation in a group of companies as defined under the Brazilian corporate law and subject to the conditions set forth therein,

if our shares (1) are “liquid,” which means that they are part of the Ibovespa index or another traded stock exchange index, as defined by the CVM, and (2) are widely held, such that our controlling shareholders and their affiliates hold less than 50% of the type or class of shares that are being withdrawn.

Dissenting shareholders also have a right of withdrawal in the event that the entity resulting from (1) a merger of all of our shares into another company so that we become a wholly-owned subsidiary of such company; (2) a spin-off; or (3) a merger or a consolidation of a Brazilian publicly listed company, fails to become a Brazilian publicly listed company within 120 days of the general shareholders’ meeting in which such decision was taken.

The right to withdraw lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of this period if we determine that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

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Any shareholder that exercises withdrawal rights is entitled to receive book value for its shares, based on our most recent audited balance sheet approved by our shareholders. However, if the resolution giving rise to the withdrawal rights is adopted more than 60 days after the date of our most recent audited approved balance sheet, a shareholder may request that its shares be valued on the basis of a special balance sheet dated no more than 60 days prior to the date of the adoption of the resolution. In such case, we are obligated to immediately pay 80% of the book value of the shares according to our most recent audited approved balance sheet, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting that gave rise to withdrawal rights.

Shareholders’ Meetings

Pursuant to the Brazilian corporate law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held during the first four months following the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting and to elect the members of our board of directors and fiscal council, as the case may be.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year whenever necessary. Pursuant to our bylaws and the Brazilian corporate law, the following actions, among others, may be taken only at a shareholders’ meeting:

●	the amendment of our bylaws;
●	the appointment or removal of members of our board of directors;
●	the appointment or removal of the Chairman or the Co-Vice Chairmen of our board of directors;
●	the approval of annual management’s accounts and our annual financial statements;
●	the approval of any issuance of shares, bonuses, debentures convertible into our shares or securities or other rights or interests which are convertible or exchangeable into or exercisable for our shares, without limiting the authorization granted to our board of directors to approve such issuances within the limit of our authorized capital (400,000,000 common shares);
●	the approval of any appraisals of assets offered by a shareholder in consideration for the subscription of shares of our capital stock;
●	the approval of any proposal to change our corporate, amalgamate, merge the Company with or into another company, spin-off or split the Company, or any other form of restructuring of the Company;
●	the approval of any proposal for the dissolution or liquidation of the Company, or for the appointment or replacement of the liquidator;
●	the approval of the accounts of the liquidator; and
●	the establishment of the global annual compensation of the members of our board of directors and board of executive officers.

Our annual and extraordinary shareholders’ meeting took place on April 23, 2020. The agenda for the meeting included: (i) review of the management’s accounts, as well as examination, discussion and voting of our management report and financial statements for the fiscal year ended December 31, 2019, which were fully approved; (ii) resolve on the proposal for allocation of profit for the fiscal year ended December 31, 2019. We approved the distribution of dividends in the amount of R$155.9 million, which will was paid on June 15, 2020; and (iii) determination of the annual global compensation of the members of our (a) management and (b) fiscal council,

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in case the shareholders request its installation, which were approved; and (iv) resolve on the proposal to amend Articles 4 and 22 of our bylaws, which was fully approved.

Quorum and Voting at Shareholders’ Meeting

Generally, the Brazilian corporate law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least 25% of our issued and outstanding common shares on the first call and, if that quorum is not reached, any percentage on the second call. If a shareholders’ meeting is called to amend our bylaws, a quorum at that shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding common shares on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required in order to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing more than one-half of our issued and outstanding common shares is required in order to, among other things:

●	reduce the percentage of mandatory dividends;
●	change our corporate purpose;
●	consolidate with or merge the Company with or into another company;
●	spin off a portion of our assets or liabilities;
●	approve our participation in a group of companies (as defined in the Brazilian corporate law);
●	apply for cancellation of any voluntary liquidation;
●	merge all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company; and
●	approve our dissolution.

Preemptive Rights on Increases in Share Capital

Under Brazilian corporate law, each shareholder has a general preemptive right to subscribe for shares in any capital increase, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock under our stock option plans. A shareholder has a general preemptive right to subscribe for debentures convertible into our shares and subscription warrants that we may issue. A minimum period of 30 days following the publication of the notice of a capital increase must be respected to exercise this right, except if otherwise determined by the bylaws or a shareholders’ meeting. This right is negotiable.

Our board of directors is authorized to eliminate preemptive rights with respect to the issuance of shares, debentures convertible into shares and subscription warrants, provided that the distribution of such shares is effected (i) through a stock exchange or in a public offering; or (ii) through an exchange of shares in a public offering, the purpose of which is to acquire control of another company.

In the event of a capital increase, which maintains or increases the proportion of capital, holders of ADSs may, under the circumstances described above, exercise preemptive rights to subscribe for newly issued shares. In the event of a capital increase which would reduce the proportion of capital, holders of ADSs may, under the circumstances described above, have preemptive rights to subscribe for shares in proportion to their shareholdings.

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Dividend Policy and Dividends

General

Pursuant to Brazilian corporate law, Brazilian corporations are required to hold an annual shareholders’ meeting in the first four months of each fiscal year to resolve the allocation of the results of operations in any year and the distribution of an annual dividend. Under Brazilian corporate law, shareholders of a Brazilian corporation have the right to receive, as a mandatory dividend for each fiscal year, (i) a part of the corporation’s net profits as established under its bylaws, subject to a minimum mandatory dividend of at least 25% of the net profits adjusted pursuant to Brazilian corporate law, or (ii) if not provided under such bylaws, an amount equal to 50% of the company’s adjusted net profits calculated according to Brazilian corporate law. Pursuant to Brazilian corporate law, in addition to the mandatory dividend, the board of directors may recommend the payment of interim dividends and payment of dividends from other legally available funds to shareholders. Also pursuant to Brazilian corporate law, a Brazilian company is allowed to suspend the distribution of mandatory dividends in any year in which its management reports at its shareholders’ general meeting that the distribution would be incompatible with the company’s financial condition.

Pursuant to our dividend policy, created by our board of directors on August 3, 2009, we may prepay our dividend distribution on a quarterly basis, subject to approval by our board of directors, at meetings usually held during the first quarter of each fiscal year. At the end of each fiscal year, we pay our shareholders the minimum mandatory dividend, calculated in accordance with Brazilian corporate law, less the dividend payments paid in advance during the year.

In December 2017 and during 2018 and 2019, our board of directors approved payments of interest on equity to our shareholders. The approved payments were charged to the minimum mandatory dividend related to the respective fiscal years. On June 15, 2020, we paid dividends in the amount of R$155,8 million in order to meet the minimum mandatory dividend for 2019, as required by Brazilian corporate law. According to Brazilian corporate law and our bylaws, we must pay declared dividends within 60 days after the approval of the distribution of dividends in the shareholders’ meeting. For further information, see “Item 10. Additional Information—10B. Memorandum and Articles of Association—Allocation of Net Profits and Distribution of Dividends—Distribution of Dividends” and “—Interest on Shareholders’ Equity” of our annual report to which this Exhibit 2.(d) is an exhibit.

Dividend Policy and History of Dividend Payments

The following table sets forth the distributions paid to holders of our common shares and preferred shares at the time, since 2017:

Period	Description	First payment date	R$ per preferred share	R$ per common share	Total amount in dividends on shareholders’ equity shares
					(in R$ millions)
2017	Interest on equity	May 25, 2018	0.354066288	0.321878444	91(1)
2017	Interest on equity	December 15, 2017	0.31524139588	0.28658308716	81(1)
2018	Interest on equity	June 12, 2018	0.2910893309	0.2646266644	75(1)
2018	Interest on equity	November 27, 2018	0.446593630	0.405994209	115(1)
2018	Interest on equity	December 13, 2018	0.277404648	0.252186044	71(1)
2018	Interest on equity	May 22, 2019	0.747146155	0.679223778	192(1)
2019	Interest on equity	August 16, 2019	0.142512451	0.129556774	36(1)
2019	Interest on equity	June 15, 2020	N/A	0,582024107	156(1)

(1)	Such amounts represent the estimated gross amount of interest on equity, as certain shareholders are exempt from IRRF.

Shareholders who are not residents of Brazil must generally register with the Central Bank to have dividends and/or interest on shareholders’ equity, sales proceeds or other amounts with respect to their shares eligible to be remitted in foreign currency outside of Brazil. For additional information, see “Item 10. Additional Information—10D. Exchange Controls” of our annual report to which this Exhibit 2.(d) is an exhibit. The common shares underlying the ADSs are held in Brazil by the Custodian, as agent for the Depositary, the registered owner on

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the records of the Custodian for the common shares underlying the ADSs. As of the date of the annual report, the Custodian of our ADSs is Banco Itaú Corretora de Valores S.A., or the Custodian.

Payments of cash dividends and distributions, if any, will be made in Brazilian reais to the Custodian on behalf of the Depositary, which will then convert the payments from Brazilian reais into U.S. dollars and thereafter will cause the U.S. dollars to be delivered to the Depositary for distribution to holders of ADSs as described above. In the event that the Custodian is unable to immediately convert the Brazilian reais received as dividends and/or interest on shareholders’ equity into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by any devaluation of the Brazilian real that occurs before the distributions are converted and remitted. For additional information, see “Item 3. Key Information—3D. Risk Factors—Risks Relating to Brazil—Exchange rate volatility may adversely affect the Brazilian economy and us” of our annual report to which this Exhibit 2.(d) is an exhibit. Dividends and interest on shareholders’ equity in respect to the shares paid to shareholders, including holders of ADSs, are subject to the tax treatment outlined in “Item 10. Additional Information—10E. Taxation—Brazilian Tax Considerations” of our annual report to which this Exhibit 2.(d) is an exhibit.

Form and Transfer of Shares

Our shares are in book-entry form, and the transfer of such shares is made by the registrar in our books, by debiting the share account of the transferor and crediting the share account of the transferee. We maintain book-entry form services with the Custodian, which performs all of the services of safekeeping and transfer of our shares and related services.

Transfer of shares by a foreign investor is made in the same way and is requested by the investor’s local agent on the investor’s behalf. If the original investment is registered with the Central Bank pursuant to CMN Resolution 373, the foreign investor should also seek amendment of the electronic registration to reflect the new ownership through its local agent, if necessary.

The B3 operates a clearinghouse through CBLC. CBLC is also responsible for settlement and custody of the shares. The payment of dividends, bonuses and other corporate events is managed by the Central Depositary (Central Depositária), which is a department of the B3.

Sale of Control of Our Company

In the event of a sale of our direct or indirect corporate control, through a single or successive transactions, the acquirer must conduct a public tender offer to buy all of the shares held by the remaining shareholders in order to assure equal treatment of all shareholders (tag-along right). The tender offer will be subject to the terms and conditions terms set forth under applicable laws and the rules of the Novo Mercado.

Acquisition of a Significant Equity Interest in our Company

Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of a small group of investors, in order to promote more widespread ownership of our shares. These provisions require any person, shareholder or Group of Shareholders (as defined in Article 36 of our bylaws) that acquires, whether through a single transaction or through a series of transactions:

•	direct or indirect ownership more than 25% of our equity interest (excluding treasury shares); or
•	any other shareholders’ rights, including usufructuary enjoyment or establishment of a trust, concerning more than 25% of our equity interest (excluding treasury shares), (each, a Significant Equity Interest);

to, within 30 days from the date of such acquisition, commence a public tender offer to purchase any and all of our outstanding shares in accordance with the regulations of the CVM and B3 and our bylaws. The purchase price offered in the tender offer must be not less than the greater of:

•	the economic value of our company, determined pursuant to Article 36 of our bylaws;
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•	the highest price paid by the acquiring person, shareholder or Group of Shareholders during the 12 months prior to the acquisition of the Significant Equity Interest; and
•	125% of the weighted average unit price of the common shares during the period of 120 trading sessions prior to the commencement of the tender offer.

The obligation to commence a tender offer will not apply to a person, shareholder or Group of Shareholders that acquires a Significant Equity Interest:

•	as a result of a merger of our company with another company or a merger of shares of another company into our company;
•	if our company purchases another company through a private increase in corporate capital or subscription of shares by primary offering by any person who has pre-emption rights;
•	if our company purchases another company through a private increase in corporate capital or subscription of shares by primary offering due to the lack of full payment by any person who has pre-emption rights or did not have enough interested parties in the respective offer; or
•	in the event of a public offering (including a public offering with restricted selling efforts).

Involuntary increases of equity interest resulting from cancellation of treasury shares, repurchases of shares by our company or capital reductions with cancellation of shares will not be considered in the calculation of a Significant Equity Interest.

The commencement of a public tender offer by the holder of a Significant Equity Interest does not prevent any other person from commencing a competing public tender offer in accordance with applicable regulations.

The obligation of the holder of a Significant Equity Interest to commence a public tender offer may be waived in a general shareholders’ meeting by the affirmative vote of a majority of our outstanding shares present in such meeting, excluding shares held by the holder of a Significant Equity Interest. The quorum requirement for a general shareholders’ meeting called to deliberate on such a waiver is a minimum of 2/3 of our outstanding shares, excluding shares held by the holder of a Significant Equity Interest, on first call, and any number of our outstanding shares on a subsequent call.

II.	American Depositary Shares

JPMorgan Chase Bank, N.A., acts as depositary, or the Depositary, for our American depositary shares, or ADSs, representing our common shares. Each ADS represents one common share (or rights to receive common shares) (the Share and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of the deposited Shares, the Deposited Securities) of the Company, deposited under the Deposit Agreement dated as of May 28, 1997, last amended on March 4, 2020, as amended from time to time, or the Deposit Agreement, among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADRs issued thereunder.

On February 14, 2020, B3 approved our migration from the Level 1 listing segment to the Novo Mercado listing segment of B3 According to the Novo Mercado requirements, on February 28, 2020, all of our then outstanding preferred shares were converted into common shares and, on March 2, 2020, the trading of our common shares began in the Novo Mercado listing segment of the B3.

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The holder may hold ADSs either directly or indirectly through their broker or other financial institution. If the holder holds ADSs directly, by having an ADS registered in his name on the books of the Depositary, he is an ADR

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holder. This description assumes the holder holds ADSs directly. If the holders hold the ADSs through their broker or financial institution nominee, they must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder as described in the Deposit Agreement. The holders should consult with their broker or financial institution to find out what those procedures are.

We do not treat an ADR holder as a shareholder of ours and an ADR holder does not have any shareholder rights. Brazilian law governs shareholder rights. Because the Depositary or its nominee is the shareholder of record for the common shares represented by all outstanding ADSs, shareholder rights rest with such record holder. The holder’s rights are those of an ADR holder. Such rights derive from the terms of the Deposit Agreement. The obligations of our Company, the Depositary and its and our agents are also set out in the Deposit Agreement. Because the Depositary or its nominee is actually the registered owner of the Shares, you must rely on it to exercise the rights of a shareholder on your behalf. The Deposit Agreement and the ADSs are governed by New York law. Under the Deposit Agreement, as an ADR holder, the holder has agreed that any legal suit, action or proceeding against or involving us or the Depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and the holder irrevocably waives any objection which the holder may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The arbitration provisions of the Deposit Agreement do not preclude the holder from pursuing claims under the Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, in federal courts.

The following is a summary of what we believe to be the material terms of the Deposit Agreement. This summary is based on the Deposit Agreement, including the amended form of ADR which became effective on March 4, 2020. This summary may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Deposit Agreement and the form of ADR which contains the terms of our ADSs. You can read a copy of the Deposit Agreement which is filed with the SEC under cover of a Registration Statement on Form F-6. You may also obtain a copy of the Deposit Agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will I receive dividends and other distributions on the common shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The Depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the Custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The Depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent as of the record date set by the Depositary with respect to the ADSs.

Except as stated below, the Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (3) deduction of the Depositary’s and/or its agents’ fees and expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable
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basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner. If we advise the Depositary that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof, or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may, in its discretion, apply for such approval or license, if any, as we or our Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable including, without limitation, registration with the Central Bank. If exchange rates fluctuate during a time when the Depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in common shares, the Depositary will issue additional ADRs to evidence the number of Common ADSs representing such common shares. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the Depositary that it may lawfully distribute such rights, the Depositary will distribute warrants or other instruments in the discretion of the Depositary representing such rights. However, if we do not timely furnish such evidence, the Depositary may:
(1)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
(2)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.
•	Other Distributions. In the case of a distribution of securities or property other than those described above, the Depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
•	Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional common shares, we will notify the Depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The Depositary shall make such elective distribution available to ADR holders only if (1) we shall have timely requested that the elective distribution is available to ADR holders, (2) the Depositary shall have determined that such distribution is reasonably practicable and (3) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the Depositary in its reasonable discretion may request. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the common shares for which no election is made, either (a) cash or (b) additional ADSs representing such additional common shares. If the above conditions are satisfied, the Depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

If the Depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the Depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may

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retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

The Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if we and/or the Depositary determines that it is illegal or not practicable for us or the Depositary to make them available to you.

There can be no assurance that the Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, common shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

The Depositary will issue ADSs if the Holder or the Holder’s broker deposits common shares or evidence of rights to receive common shares with the Custodian and pay the fees and expenses owing to the Depositary in connection with such issuance.

Common shares deposited with the Custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as Depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct.

The Custodian holds all deposited common shares for the account and to the order of the Depositary for the benefit of ADR holders, to the extent not prohibited by law. ADR holders thus have no direct ownership interest in the common shares and only have such rights as are contained in the Deposit Agreement. The Custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

In the Deposit Agreement, we, the Depositary and its Custodian have agreed to comply with CMN Resolution No. 1,927, dated as of May 18, 1992, and have agreed to furnish to the Central Bank and the CVM, whenever required, information or documents related to the ADRs and the Deposit Agreement, the deposited securities and distributions thereon. The Depositary and the Custodian have been authorized to release such information or documents and any other information as required by local regulation, law or regulatory body request. In the event that the Depositary or the Custodian shall be advised in writing by reputable independent Brazilian counsel that the Depositary or the Custodian reasonably could be subject to criminal, or material, as reasonably determined by the Depositary, civil liabilities as a result of our having failed to provide such information or documents reasonably available only through us, the Depositary shall have the right to terminate the Deposit Agreement, upon at least 30 days’ prior written notice to us and the registered ADR holders.

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the Depositary’s DRS, and a registered holder will receive

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periodic statements from the Depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through DRS and that a certificated ADR be issued.

The Depositary shall not knowingly accept for deposit under the Deposit Agreement any common shares or other deposited securities required to be registered under the provisions of the U.S. Securities Act, unless a registration statement is in effect as to such common shares.

How do ADR holders cancel a ADS and obtain deposited securities?

When you turn in your ADR certificate at the Depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the Depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares or other deposited securities to you or upon your written order. Delivery of deposited securities in certificated form will be made at the Custodian’s office. At your risk, expense and request, the Depositary may deliver deposited securities at such other place as you may request.

The Depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the Depositary or the deposit of common shares in connection with voting at a shareholders' meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Record Dates

The Depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights at a meeting of holders of shares,
•	to pay the fee assessed by the Depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the Depositary asks you to provide it with voting instructions, you may instruct the Depositary how to exercise the voting rights for the common shares which underlie your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the common shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the common shares.

As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of common shares or other deposited securities, the

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Depositary shall distribute to the registered ADR holders a notice stating (1) such information as is contained in the voting materials received by the Depositary, (2) that each ADR holder on the record date set by the Depositary will, subject to any applicable provisions of Brazilian law, be entitled to instruct the Depositary to exercise the voting rights, if any, pertaining to the common shares underlying such ADR holder’s Common ADSs, and (3) the manner in which you may instruct the Depositary to exercise the voting rights for the common shares which underlie your Common ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the ADR department of the Depositary must receive them in the manner and on or before the date specified. The Depositary will try, as far as is practical, subject to the provisions of and governing the underlying common shares or other deposited securities, to vote or to have its agents vote the common shares or other deposited securities as you instruct.

To the extent such instructions are not received by the Depositary from any ADR holder in a timely manner, such ADR holder will be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us, and the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to give a discretionary proxy to a person designated by us to vote the deposited securities represented by the ADSs evidenced by such holder’s ADRs as to which such instructions were not so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given with respect to any matter (1) as to which we inform the Depositary (and we have agreed to provide the Depositary with such information promptly in writing) that (a) we do not wish such proxy given, (b) substantial opposition exists or (c) materially affects the rights of holders of common shares and (2) unless, with respect to such meeting, the Depositary has been provided with an opinion of counsel, in form and substance satisfactory to the Depositary, to the effect that (a) the granting of such discretionary proxy does not subject the Depositary to any reporting obligations in Brazil, (b) the granting of such proxy will not result in a violation of Brazilian law, rule, regulation or permit, (c) the voting arrangement and deemed instruction as contemplated in the deposit agreement will be given effect under Brazilian law, and (d) the granting of such discretionary proxy will not under any circumstances result in the common shares represented by the ADSs being treated as assets of the Depositary under Brazilian law.

Holders are strongly encouraged to forward their voting instructions to the Depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the Depositary prior to such time. The Depositary will not itself exercise any voting discretion. Furthermore, neither the Depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the Depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The Depositary will make available for inspection by ADR holders at the offices of the Depositary and the Custodian and the Depositary’s designated transfer office, the Deposit Agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the Custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

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Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the Depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The Depositary may charge and collect from each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Common ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, a fee of $5.00 or less for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be, plus any additional fees charged by any governmental authorities or other institutions such as the B3, the stock exchange on which the common shares are registered for trading. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing common shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the Common ADSs or the deposited securities or a distribution of Common ADSs), whichever is applicable:

•	a fee of U.S.$0.05 or less per ADS for any cash distribution made pursuant to the Deposit Agreement;
•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;
•	a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to holders entitled thereto;
•	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

We will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the us and the Depositary, except:

•	stock transfer or other taxes and other governmental charges;
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•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of common shares, ADRs or deposited securities;
•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;
•	fees, expenses and other charges charged in connection with conversion of foreign currency into U.S. dollar as described below; and
•	fees of any division, branch or affiliate of the Depositary utilized by the Depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A., or the Bank, and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars, or the FX Transactions. For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local Custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (1) a published benchmark rate, or (2) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the Depositary, ADR holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. Notwithstanding the foregoing, to the extent we provide U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. We and, by holding a ADS or an interest therein, ADR holders and beneficial owners of ADSs will each be acknowledging and agreeing that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between us and the Depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the Depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The Depositary may make available to us a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the Depositary may agree from time to time. The Depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing

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common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The Depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the Depositary, the Depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the Depositary, all fees and charges owing under the Deposit Agreement are due in advance and/or when declared owing by the Depositary.

Transfers of ADRs

The Depositary or its agent will keep, at a designated transfer office, (a) a register for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of direct registration ADRs, shall include the direct registration system, which at all reasonable times will be open for inspection by holders and the Company for the purpose of communicating with holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.

Title to this ADR (and to the deposited securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the holder thereof. This ADR is transferable on the ADR register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the holder hereof or by duly authorized attorney upon surrender of this ADR at the transfer office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR register at any time or, in the case of the issuance book portion thereof, from time to time when deemed expedient by it or when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or regulations. At the request of a holder, the Depositary shall, for the purpose of substituting a certificated ADR with a direct registration ADR, or vice versa, execute and deliver a certificated ADR or a direct registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or direct registration ADR, as the case may be, substituted.

Payment of Taxes

If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the holder hereof to the Depositary and by holding or having held an ADR the holder and all prior holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such deposited securities until such payment is made.

The Depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale for the account of the holder hereof any part or all of such deposited securities (after attempting by reasonable means to notify the holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of shares. In connection with any distribution to holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any)

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required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including shares or rights) on deposited securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders entitled thereto.

Each holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any distributions of common shares or other property not made to holders of ADRs or (3) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the Depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received and distribute the proceeds as cash; or
•	none of the above.

If the Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADSs without the ADR holder’s consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders, and such amendment will not be effective until 30 days after notice shall have been given to ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. Any amendments or supplements which (1) are reasonably necessary (as agreed by us and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or common shares to be traded solely in electronic book-entry form and (2) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the Depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of

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time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The Depositary may, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (1) resigned as Depositary under the Deposit Agreement, notice of such termination by the Depositary shall not be provided to registered holders unless a successor Depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (2) been removed as Depositary under the deposit agreement, notice of such termination by the Depositary shall not be provided to registered holders of ADRs unless a successor Depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. After termination, the Depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the Depositary will sell the deposited securities which remain and hold in a segregated account the net proceeds of such sales (as long as it may lawfully do so), together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit ADR holders who have not yet surrendered their ADRs. After making such sale, the Depositary shall have no obligations except to account for such proceeds and other cash. After the date fixed for termination, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the Depositary and its agents.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the Depositary; limits on liability to ADR holders and holders of Common ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the Depositary or its Custodian may require:

•	payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;
•	the production of proof satisfactory to it of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by us which are required by us, the Depositary or its Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank, the SEC, the CVM, or any applicable regulator.

The issuance of ADRs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of common shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary; provided that the ability to withdraw common shares may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the Depositary or our transfer books or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment

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of dividends, (2) the payment of fees, taxes, and similar charges, and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The Deposit Agreement expressly limits the obligations and liability of the Depositary, ourselves and each of our and their respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the Depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, or other circumstance beyond our, the Depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the Depositary or our respective agents (including, without limitation, voting);
•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or
•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (1) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (2) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The Depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Brazilian laws, rules or regulations or any changes therein or thereto.

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Additionally, none of us, the Depositary or the Custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the Depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. Neither the Depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in Common ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the Deposit Agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or us directly or indirectly arising out of or relating to the common shares or other deposited securities, the Common ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The Depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in Common ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of common shares and, by holding an ADR, you will be agreeing to comply with such instructions.

Books of Depositary

The Depositary or its agent will maintain at its designated transfer office a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s DRS. Registered holders of ADRs may inspect such records at the Depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or, in the case of the issuance book portion thereof, from time to time when deemed expedient by the Depositary or when reasonably requested by us solely in order to enable us to comply with applicable law or regulations of the SEC, the CVM or any applicable regulator.

The Depositary will maintain facilities for the delivery and receipt of ADRs.

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Appointment

In the Deposit Agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
•	appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The Deposit Agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the Deposit Agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement may be instituted by the Depositary in any competent court in the Federative Republic of Brazil and/or the United States.

By holding a ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the Depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury Trial Waiver

The Deposit Agreement provides that each party to the Deposit Agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the Depositary arising out of or relating to our common shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Notices

Notice to any holder shall be deemed given when first mailed, first class postage prepaid, to the address of such holder on the ADR register or received by such holder. Failure to notify a holder or any defect in the notification to a holder shall not affect the sufficiency of notification to other holders or to the beneficial owners of ADSs held by such other holders.  Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 12
New York, New York, 10004
Attention: Depositary Receipts Group
Fax: (212) 552-1950

(b)	Companhia Brasileira de Distribuição
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Avenida Brigadeiro Luiz Antonio, 3,142

01402-901 São Paulo, SP, Brazil
Attention: Christophe Hidalgo, CFO
Fax: +5511-3885-6700

Fees Incurred Since January 1, 2019

From January 1, 2019, until December 31, 2019, and from January 1, 2020, until the date of the annual report, the Company received from J.P. Morgan Chase Bank N.A., as the depositary bank of our ADS program during that period, the amount of US$2.9 million and US$2.2 million, respectively, for continuing annual stock exchange listing fees, standard out-of-pocket maintenance costs for the ADRs (consisting of reimbursement of the expenses of postage and envelopes for mailing annual and interim financial reports, printing and distributing dividend checks, electronic filing of U.S. Federal tax information, mailing required tax forms, stationery, postage, facsimile, and telephone calls), any applicable performance indicators relating to the ADR facility, underwriting fees and legal fees.

Fees to be Paid in the Future

The Depositary has agreed to reimburse us for expenses they incur that are related to establishment and maintenance expenses of the ADS program. The Depositary has agreed to reimburse us for its continuing annual stock exchange listing fees. The Depositary has also agreed to pay the standard out-of-pocket maintenance costs for the ADRs, which consist of the expenses of postage and envelopes for mailing annual and interim financial reports, printing and distributing dividend checks, electronic filing of U.S. Federal tax information, mailing required tax forms, stationery, postage, facsimile, and telephone calls. It has also agreed to reimburse us annually for certain investor relationship programs or special investor relations promotional activities. In certain instances, the Depositary has agreed to provide additional payments to us based on any applicable performance indicators relating to the ADR facility. There are limits on the amount of expenses for which the Depositary will reimburse us, but the amount of reimbursement available to us is not necessarily tied to the amount of fees the Depositary collects from investors.

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